Exhibit 99.4

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement is entered into this 3rd day of November, 2006, by and between Dominion Homes, Inc. (hereinafter called the “Company”) and David S. Borror (hereinafter called the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement, effective July 1, 2004, as subsequently amended on August 2, 2006 (the “Agreement”).

WHEREAS, the Company and the Executive desire that, effective as of January 1, 2007, Executive cease to serve as Corporate Executive Vice President of the Company and assume the position of Vice Chairman of the Board, at a reduced annual base salary.

WHEREAS, the Company and Executive desire to amend the Agreement to reflect this change, as set forth herein.

NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the adequacy of which is agreed to by the parties, the Company and the Executive hereby mutually agree as follows:

1. Paragraph 1, Employment and Duties shall be deleted in its entirety and replaced with the following:

“The Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment with the Company upon the terms and conditions hereinafter set forth. Effective as of January 1, 2007, the Executive shall serve the Company as its Vice Chairman of the Board. In such capacity, the Executive shall have all powers, duties, and obligations as are normally associated with such position. The Executive shall further perform such other duties related to the business of the Company as may from time to time be reasonably requested of him by either the Company’s Board of Directors (the “Board”) or by the Company’s Chief Executive Officer (the “CEO”). The Executive shall devote all of his skills, time, and attention solely and exclusively to said position and in furtherance of the business and interests of the Company. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the CEO (which will not be unreasonably withheld or delayed); provided, however, that the Executive shall not be precluded from participation in professional, community, civic, charitable or similar activities which do not unreasonably interfere with his responsibilities to the Company.

2. The first sentence of Paragraph 3, Compensation, of the Agreement, shall be deleted in its entirety and replaced with the following:

“For such services, effective as of January 1, 2007, Executive shall receive an annual base salary of One Hundred Thousand Dollars ($100,000), which may be increased, but not decreased without the Executive’s written consent.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 2 to Employment Agreement as of the date set forth above.

EXECUTIVE	DOMINION HOMES, INC.

/s/ David S. Borror	/s/ Christine A. Murry
David S. Borror	Christine A. Murry,
Vice President, Corporate Counsel and Secretary